EXHIBIT 99.1

BLUE BIRD ANNOUNCES SALES & MARKETING SENIOR LEADERSHIP CHANGE

Dale Wendell, Chief Commercial Officer, announces retirement; Mark Terry named successor

Fort Valley, GA, April 8, 2016 - Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today a senior leadership change in sales and marketing.

Dale Wendell is retiring as Chief Commercial Officer of Blue Bird Corporation after five years of distinguished service and a track record of driving results.

“Dale has been instrumental in Blue Bird’s success and has taken our sales and marketing function to the next level,” said Phil Horlock, Blue Bird President and CEO. “Under Dale’s leadership we have seen substantial market share growth, further expanded our leadership in alternative fuels and developed one of the best dealer networks in the industry. I would like to thank him for his service and wish him well in retirement. Dale’s positive influence on Blue Bird will not be forgotten.”

Dale Wendell commented, “The last five years at Blue Bird have been some of the best of my career. It has been a privilege to be associated with the iconic Blue Bird brand. I have built very positive relationships with our great dealers and the Blue Bird team. It has been gratifying to help make Blue Bird the fastest growing school bus manufacturer in the business, and I am confident that my successor, Mark Terry, will continue to build on the momentum that we have established.”

Dale will stay on with Blue Bird through June 1, 2016 as he transitions his responsibilities to Mark.

Mark Terry has been named Dale’s successor and will join the company on April 18, 2016 as Chief Commercial Officer. Mark brings a wealth of experience to his new role. He most recently served as General Manager of Yancey Bus Sales & Service, Blue Bird’s dealer in Georgia, where he led the dealership to be named “Blue Bird Dealer of the Year” in 2015. Mark formerly led Yancey Truck Centers, a Navistar truck dealership. He also has held leadership positions within the Caterpillar dealer network, as well as having had a 17-year corporate tenure with Caterpillar.

“I couldn’t be more excited to join Blue Bird,” said Mark Terry. “I have had the honor to help grow this great brand in Georgia over the last eight years, and the company is on a roll. I am really looking forward to stepping into my new position as Chief Commercial Officer and driving the business forward.”

“We are thrilled to have Mark Terry join the Blue Bird team,” said Horlock. “Mark’s Blue Bird experience, knowledge of the school bus industry and its customers’ needs, and his extensive understanding of dealership operations, equip him well to lead our sales & marketing function.”

About Blue Bird Corporation
Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Contact:
Mike McCurdy
Vice President of Human Resources & External Affairs
478-822-2008 or mike.mccurdy@blue-bird.com